EXHIBIT 99.1

For Immediate Release	Contact:	Kelly Lynch
Rasky Baerlein
(617) 443-9933 x.321
klynch@rasky.com

Myriad Entertainment & Resorts, Inc. Enters into Agreement to Purchase Tunica Land

(Tunica, Mississippi) July 24, 2008 - Myriad Entertainment & Resorts, Inc., a Delaware corporation (OTCBB: MYRA), today announced that it has entered into an agreement with Picture Window, LLC, a Mississippi Limited Liability Company to purchase approximately 250 acres of land in Tunica, Mississippi, the location of the Company’s planned world-class destination resort featuring gaming, hotel, spa, golf and other attractions.  The parcel is located on the former site of the Treasure Bay Casino.  Myriad has also arranged an option on additional property contiguous to this site with acreage similar to Treasure Bay.

”This new location for the Myriad development was the result of a study done by GVA Marquette Advisors of Minneapolis analyzing multiple locations for the building of this project,” said Nicholas A. Lopardo, the company’s Chairman of the Board of Directors and Interim Chief Executive Officer.  “The Treasure Bay location was the original chosen site of the Myriad management team over four years ago however, an option was never able to be consummated.  It is anticipated that this new site will require Myriad to spend substantially less in infrastructure costs than the previously designated site.”

Myriad has agreed to purchase the property for cash and an ongoing rent amount and has made the initial option payment of $100,000 per the land contract.  The closing is scheduled on or before December 2, 2008; however, the Company can give no assurance that the closing will occur on schedule or at all. Myriad anticipates utilizing its previous tourism incentive grant from the state of Mississippi.

Myriad also provided an update relating to the collateral and loan term sheet, which the Company’s Board of Directors approved in March of this year.  The Company reported that it continues to negotiate with the principal of the collateral and loan term sheet, which, if consummated, will provide approximately $700 million in financing for Phase One of the Company’s planned Myriad Resort in Tunica, Mississippi. This term sheet also provides for the funding of all phases of Myriad’s planned development in Tunica, up to $2.5 billion. In the meantime, the Company stated that negotiations continue with several other potential funding sources as well.

It is intended that the first phase of development will consist of building out the site infrastructure and constructing the initial 100,000 square foot casino, a 750 room casino hotel; a 25,000 square foot health and wellness luxury spa, a 35,000 square foot conference and meeting space; and attractions including a water park and an 18-hole championship golf facility.

ABOUT MYRIAD ENTERTAINMENT AND RESORTS, INC.

Myriad, owns, through its wholly-owned subsidiary, MER Resorts, Inc., a ninety-nine percent (99%) interest in Myriad World Resorts of Tunica, LLC, a Mississippi limited liability company ("Myriad-Tunica"). For more information, see www.myriadentertainmentandresorts.com

SAFE HARBOR ACT DISCLAIMER NOTICE

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses, the risk of obtaining financing, recruiting and retaining qualified personnel, and other risks described in the Company's Securities and Exchange Commission filings. The forward looking statements in this press release speak only as of the date hereof, and the Company disclaims any obligation to provide updates, revisions or amendments to any forward looking statement to reflect changes in the Company’s expectations or future events.

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